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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CUBIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

2013	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

SPECIAL NOTE TO
SHAREHOLDERS HOLDING SHARES
WITH THEIR BROKER

          THE NEW YORK STOCK EXCHANGE PROHIBITS YOUR BROKER FROM VOTING YOUR SHARES IN ELECTIONS FOR DIRECTORS AND ON OTHER SPECIFIED MATTERS UNLESS YOU GIVE YOUR BROKER WRITTEN INSTRUCTIONS IN EACH ELECTION ON HOW YOU WANT YOUR SHARES VOTED. YOUR VOTING DESIRES WILL NOT BE COUNTED UNLESS YOU DO THIS. PLEASE EXPRESS YOUR OPINION AND HELP US CONTINUE TO ELECT DIRECTORS BY AN OVERWHELMING MAJORITY OF OUR SHAREHOLDERS.

               Thank you for your participation.

                                       The Board of Directors

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

To Cubic Shareholders:

            Cubic Corporation's 2013 Annual Meeting will be held in the Main Conference Room at the Headquarters of the Company, at 9333 Balboa Avenue, San Diego, California 92123, on April 16, 2013, at 11:30 a.m. Pacific Daylight Time. The formal notice and proxy statement follow.

            The Directors and Officers of the Company invite your attendance at the meeting. Whether or not you plan to attend the meeting, we would appreciate your completing and returning the accompanying proxy which, of course, may be revoked at any time before it is used.

            The Company's 2012 Annual Report is enclosed.

Sincerely yours,

Walter C. Zable Executive Chairman of the Board
March 19, 2013

TO ENSURE YOUR REPRESENTATION AT THE MEETING,
PLEASE DATE, SIGN AND MAIL PROMPTLY
THE ENCLOSED PROXY, FOR WHICH
A RETURN ENVELOPE IS PROVIDED.
YOU MAY ALSO VOTE BY
TELEPHONE OR ON-LINE. SEE
ATTACHED INSTRUCTIONS FOR VOTING.

NOTICE OF ANNUAL MEETING

            The 2013 Annual Meeting of Shareholders of Cubic Corporation will be held in the Main Conference Room at the Headquarters of the Company, at 9333 Balboa Avenue, San Diego, California 92123, on April 16, 2013, at 11:30 a.m. Pacific Daylight Time, for the following purposes:

  1.
  To elect six Directors for the ensuing year;

  2.
  To confirm the appointment of Ernst & Young LLP as auditors of the Company for fiscal year 2013;

  3.
  To consider and vote upon, on an advisory basis, the compensation of the Company's executive officers; and

  4.
  To transact such other business as may properly come before the meeting.

            Only shareholders of record at the close of business on March 4, 2013 will be entitled to vote at the meeting. The transfer books will not be closed.

By Order of the Board of Directors

James R. Edwards Secretary
San Diego, California March 19, 2013

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

PROXY STATEMENT

            We encourage your personal attendance.

            Proxies in the form enclosed and/or as shown at www.proxyvote.com are solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held in San Diego, California, on April 16, 2013. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person, and any shareholder giving a proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

            Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 16, 2013.

            This proxy statement and our annual report are available electronically at www.proxyvote.com.

OUTSTANDING SHARES AND VOTING RIGHTS

            A quorum of shareholders is required. A quorum exists if a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. 26,736,307 shares of our Common Stock were outstanding at March 4, 2013, which is the record date for voting.

            Each holder of common shares is entitled to one vote for each share. Votes will be counted by the Inspector of Elections. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Advisory votes are not binding, but the Board will consider the outcome of such votes when making future decisions. Broker non-votes count to determine a quorum but otherwise have no effect and are not counted towards the vote total for any proposal. Proxies without authority to vote will also not be counted in votes cast.

            There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

            The approximate date on which the proxy statement and form of proxy are first being sent or given to shareholders is March 19, 2013.

OWNERSHIP OF COMMON STOCK

            The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2013 for:

  •
  each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

            We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Under these rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights. Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares shown below.

            For the purpose of calculating the percentage of shares beneficially owned by any shareholder, this table lists applicable percentage ownership based on 26,736,307 shares of common stock outstanding as of March 10, 2013.

            Unless otherwise indicated below, the address for each named director and executive officer is c/o Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123.

Name of Beneficial Owner	Shares beneficially owned	Percent Owned (%)
5% Shareholders
Karen Zable Cox(1)(2)	8,368,941	31.3
Royce & Associates(3)	1,538,173	5.8
Directors and Executive Officers
Walter C. Zable(1)(4)	8,603,537	32.2
Bruce G. Blakley(5)	4,500	*
William W. Boyle(6)	820,750	3.1
Edwin A. Guiles(5)	4,500	*
Mark A. Harrison(7)	1,032	*
Robert S. Sullivan(5)	4,500	*
John D. Thomas(6)(8)	821,553	3.1
John H. Warner, Jr.(5)	4,500	*
All Directors and Executive Officers as a Group (13 persons)	9,447,624	35.3

*
Less than 1%.

(1)
Includes (a) 4,487,047 shares (16.8%) owned by the Zable QTIP Marital Trust dated 9/18/78, (b) 3,217,607 shares (12.0%) owned by The Survivor's Trust Created Under the Zable Trust dated 9/18/78, (c) 130,477 shares owned by the Zable Trust dated 9/18/78, (d) 50,157 shares owned by the Zable Reverse QTIP Marital Trust dated 9/18/78, and (e) 16,108 shares owned by the Zable Non-QTIP Marital Trust dated 9/18/78, or collectively the Zable Trusts. Following the death of Walter J. Zable, the founder of Cubic Corporation, Walter C. Zable and Karen Zable Cox, the son and daughter, respectively, of Walter J. Zable, became co-trustees of the Zable Trusts. Walter C. Zable and Karen Zable Cox share voting and investment power over the shares owned by the Zable Trusts, and each disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.

(2)
Includes 120,000 shares owned by each of two trusts for Karen Zable Cox's two daughters. Ms. Cox shares voting and investment power over such shares as one of the two co-trustees of such trusts, and disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(3)
Based solely on information contained in a Schedule 13G filed with the SEC on January 7, 2013 by Royce & Associates, LLC. The address of Royce and Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(4)
Includes 77,582 shares owned by each of three trusts for Walter C. Zable's three daughters and 469,395 shares owned by the Walter C. Zable Trust U/A/D dated 2/7/06. Mr. Zable has voting and investment power over such shares as the trustee of such trusts, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Represents vested options to purchase common stock.

(6)
Includes 818,950 shares owned by the Walter J. and Betty C. Zable Foundation (the "Foundation"). William W. Boyle and John D. Thomas share voting and investment power over such shares as two of the four members of the board of directors of the Foundation, but have no pecuniary interest in such shares, and each disclaims beneficial ownership of such shares.

(7)
Represents shares owned indirectly through Mr. Harrison's 401(k).

(8)
Includes 1,133 shares owned indirectly through Mr. Thomas' 401(k).

ELECTION OF DIRECTORS

            Our Board of Directors has six members who are to be elected by a plurality vote at the Annual Meeting, each to hold office for one year and until his successor is elected. The Nominating and Corporate Governance Committee and the Board have unanimously recommended the election of the six Directors listed below. Four nominated Directors are independent ("Independent Directors") and two are executive employees of the Company. Proxy holders will, unless authorization to do so is withheld, vote the proxies received by them for the election of the listed Directors, in accordance with this proxy authorization, reserving the right, however, to distribute, in their discretion, their votes of uncommitted proxies among the Board nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named. Although it is not contemplated that any nominee will be unable to serve as a Director, in such event the proxies will be voted by the proxy holders for such other persons as may be designated by the Board of Directors.

 THE BOARD OF DIRECTORS

Charters

            The Company's Corporate Governance Guidelines and the Charters of the Audit and Compliance Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, the Ethical Conduct Policies, including those applicable to our principal executive, financial and accounting officers, and our Conflicts of Interest Policy, are all available on our website: cubic.com/Investor-Relations/Corporate-Governance.

Director Compensation

            Historically, Independent Directors were each paid an annual retainer of $22,000 and fees of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of any Committee of which a Director is a member. The Chairman of the Audit and Compliance Committee received an additional $10,000 per year for his service in this position.

            During fiscal year 2012, the Executive Compensation Committee and the Board undertook a review of Board compensation using Towers Watson, an independent compensation consulting firm retained by the Executive Compensation Committee for such purpose. The competitive market data used by the Executive Compensation Committee in evaluating the Board's compensation, and the reasons for selecting that group of companies, was the same as that used for evaluating 2013 executive compensation decisions and is described below in the section entitled "Compensation Discussion and Analysis—Role of Compensation Consultant and Comparable Company Information." While the Executive Compensation Committee reviewed the foregoing competitive market data prepared by Towers Watson regarding Board compensation, the Executive Compensation Committee did not attempt to set the following Independent Director compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data in making its decisions regarding the changes to the Independent Director compensation program. Instead, the Executive Compensation Committee members relied on their judgment and experience in setting those compensation levels.

            Following such review and based upon the recommendation of Towers Watson, the Board approved the following changes to our Independent Director compensation program, which took effect on July 1, 2012. While the Executive Compensation Committee reviewed the competitive market data discussed above in connection with its determinations of the changes to the Independent Director compensation program, the Executive Compensation Committee did not attempt to set Independent Director compensation levels at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine Independent Director compensation. Instead, the Executive Compensation Committee members relied on their judgment and experience in setting those compensation levels.

            Independent Directors now receive an annual retainer of $30,000, the Chairman of the Audit and Compliance Committee now receives an additional annual stipend of $10,000 per year, the Chairman of the Compensation Committee now receives an additional annual stipend of $7,500 per year and the Chairman of the Nominating and Governance Committee now receives an additional annual stipend of $5,000 per year. In fiscal year 2012 the Independent Directors each also received $4,000 in the aggregate for four consultations with management related to succession planning.

            Independent Directors also participate in the Company's equity plans. Each Independent Director has been granted options to purchase 4,500 shares of common stock upon his initial election to the Board with an exercise price equal to the fair market value on the date of the grant. Employee-directors receive no additional compensation for their service as Directors. All Independent Directors are reimbursed for travel expenses.

 Independent Director Compensation

Fiscal Year 2012(1)

            The following table sets forth a summary of the compensation paid to our Independent Directors pursuant to the Company's compensation policies for the 2012 fiscal year.

Name	Fees Earned or Paid in Cash(2) $
Bruce G. Blakley	61,183
Edwin A. Guiles	50,000
Robert S. Sullivan	62,792
John H. Warner, Jr.	51,250

(1)
Employee directors receive no additional compensation for such service and are not included in this table.

(2)
During the fiscal year there were (a) no stock or option awards, (b) no non-equity incentive plan compensation, and (c) no director pension arrangement or other non-qualified deferred compensation earnings. As of September 30, 2012, each of our Independent Directors held vested options to purchase 4,500 shares of the Company's common stock.

Meetings

            The Board met eight times last fiscal year. Each of the incumbent Directors attended all Board meetings. All members attended at least 75% of all meetings of Board committees on which they served.

            Independent Directors regularly meet without management present at the conclusion of each regular Audit and Compliance Committee meeting and at other times as necessary. The Lead Independent Director, Dr. Sullivan, chairs these sessions.

            The Board of Directors encourages its members to attend the Annual Meeting of Shareholders. The 2012 annual meeting was attended by all incumbent directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" EACH OF THE
SIX NOMINEES LISTED BELOW.

Management Directors

            Walter C. Zable, 66, Director since 1976. Executive Chairman of the Board.

            William W. Boyle, 78, Director since 1995.

Independent Directors

            The Nominating Committee has determined and the Board has agreed that the following Independent Directors meet the independence standards of New York Stock Exchange and the categorical independence standards adopted by the Company's Board as defined in the Company's Corporate Governance Guidelines.

            Bruce G. Blakley, 67, Director since 2008.

            Edwin A. Guiles, 63, Director since 2008.

            Robert S. Sullivan, Ph.D., 69, Director since 2004.

            John H. Warner, Jr., Ph.D., 71, Director since 2007.

Special Board Qualifications

            The Nominating Committee and the Board believe the nominees are qualified to serve and should be elected in light of our business and structure because of the following specific experience, qualifications, attributes or skills.

            Walter C. Zable.    Mr. Zable is Executive Chairman of Cubic Corporation's Board of Directors (Board). He was appointed to the position in June 2012 and has served as a Director and Vice Chairman of the Board since 1976. He has also served as Vice President of Cubic from 2003 to June 2012, and Chairman of the Board of Cubic Transportation Systems, Inc., a wholly-owned subsidiary of Cubic from 2003 to June 2012. Beginning in 1976, he held a variety of management positions with increasing responsibilities in the defense segment, and most recently with the company's transportation subsidiary. He is the son of the late Walter J. Zable, founder of Cubic. Mr. Zable's extensive knowledge of the company and his wealth of experience in the technology industry provide him with the background to be the Executive Chairman of the Board.

            Bruce G. Blakley.    Mr. Blakley is an Independent Director and assumed this role in 2008. He is a CPA and is Chairman of Cubic's Audit and Compliance Committee and is the company's Audit Committee Financial Expert. He also is a member of the Executive Compensation Committee. Mr. Blakley was an audit partner and, from 1996 to 1998, was Managing Partner in the San Diego office of the national accounting firm Coopers & Lybrand (PricewaterhouseCoopers since 1998). He was employed there in auditing private and public companies and consulting with their boards of directors and executives for 32 years until his retirement in 2005. He maintains his CPA license and teaches at the University of California, San Diego. He has been a Director and Chair of the Audit Committee of Excel Trust, Inc. since April 2010. In 2007 he completed two years of service as Board Chair of The San Diego Foundation, a non-profit organization with over $575 million in assets. He has also been Chair of its Finance, Audit and Executive Committees, and a Director for 14 years. Mr. Blakley's public, private and non-profit business experience and his academic experience provide him with the background to be a very important member of our Board, particularly regarding financial matters of Cubic.

            William W. Boyle.    Mr. Boyle is Chief Executive officer of Cubic Corporation. Prior to assuming this role in January 2013, he served as Chief Financial Officer since 1983. From June 2012 to January 2013, he served as Interim President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer. He has served as a Director since 1995. Previously, Mr. Boyle held financial management positions with General Electric, Occidental Petroleum, and the Wickes Corporation. Mr. Boyle's extensive experience in financing, banking relationships, human resources, management of legal issues and strategic planning provide him with the background to be a very important member of the Board.

            Edwin A. Guiles.    Mr. Guiles is as an Independent Director who serves on the Audit and Compliance Committee and the Executive Compensation Committee. He retired in 2009 as Executive Vice President—Corporate Development of Sempra Energy, a Fortune 400 company. From 2000 to 2006 Mr. Guiles was Chairman and CEO of Sempra Energy's utilities San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company. He held a variety of management positions since joining SDG&E in 1972. At SDG&E he held increasingly important jobs including managing its natural gas pipeline transmission system, and administration of its 20% ownership interest in the San Onofre Nuclear Generating System. Since 2008, he has also been a director of the California Water Service Group. As an executive in a highly regulated industry, he brings unique governmental relations experience to the Board. He is also very knowledgeable in risk management, which is attracting close scrutiny at this time. Mr. Guiles' public and non-profit business experience provides him with the background to be a very important member of the Board, particularly regarding financial, risk and government related matters for Cubic.

            Robert S. Sullivan, Ph.D.    Dr. Sullivan is the Lead Independent Director and has served in this role since 2004. He is Chairman of the Executive Compensation Committee and member of the Audit and Compliance Committee. Since 2003 he has been Dean, Rady School of Management, University of California, San Diego. He also serves as a Director for American Assets Trust, Inc., which became a publicly traded company in January 2011. From 1998 through 2002 he was Dean, Kenan-Flagler Business School, University of North Carolina, Chapel Hill. Between 1976 and 1998 Dr. Sullivan served in a variety of senior positions at the University of Texas and at Carnegie Mellon University. He was a Director of Stewart and Stevenson Services, Inc. and Chairman of its board of directors from 1999 to 2003. He also served on its Compensation, Audit, Executive and Nominating Committees from 1992 to 2006 when it was acquired and became a subsidiary of Armor Holdings. Prior to its acquisition this publicly held company was a designer and manufacturer of tactical vehicle systems for the U.S. military. At that time it employed 1,245 people and its fiscal 2006 sales exceeded $726 million. Dr. Sullivan was honored as Director of the Year for 2012 in the category of Corporate Governance by the Corporate Directors Forum. Dr. Sullivan's public and private business and board experience and his academic executive experience provide him with the background to be a very important member of the Board.

            John H. Warner, Jr., Ph.D.    Dr. Warner is an Independent Director who has served on the Board since 2007. He is a member of the Audit and Compliance Committee and Chairman of the Nominating and Corporate Governance Committee. He retired in June 2007 from Science Applications International Corporation (SAIC) where he was a director for 18 years and Executive Vice President and Chief Administrative Officer, having begun employment there in 1973. At SAIC he advanced to positions with increasing line responsibilities including executive management and EVP of organizations with more than 13,500 employees and annual revenues over $1.6 billion. During his career at SAIC, he was responsible for starting and growing the military training business for the U.S. Army and Navy as well as international customers, a very important business area for Cubic. Prior to SAIC, he was employed by TRW for about 6 years in military software development and systems analysis business. His business experience is mainly in the areas of systems integration, software development and information technology, electronics, communications, security and service support, all important areas for Cubic. His experience includes contract activities and product sales for both domestic and international government customers and some commercial businesses. Dr. Warner has direct experience with many of Cubic's current customers as well as customers Cubic seeks to obtain. Dr. Warner also served six years as a member of the Board of Trustees for Scripps Health, a $1.5 billion per year San Diego healthcare company. He chaired its Compensation and Human Resources Committee and was a member of its Finance and Investment Committees. He currently serves on the board of directors of TREX Enterprises, a small private defense and homeland security R&D company, and ICW Group, a private insurance company. At ICW Group, he is a member of the Audit Committee. Dr. Warner's business experience and his public and private company board experience provide him with the background to be a very important member of the Board.

 BOARD COMMITTEES

Board Committee Members

Name	Audit & Compliance	Nominating & Corporate Governance	Executive Compensation
Bruce G. Blakley	*X		X
Edwin A. Guiles	X		X
Robert S. Sullivan	X	X	*X
John H. Warner, Jr.	X	*X
Walter C. Zable
William W. Boyle

*
Chairman

Communications with Directors

            Any interested person may communicate in writing by mail at any time with the whole board, the Independent Directors or any individual Director addressed to "Board of Directors" or "Independent Directors" or to a named director, c/o Corporate Secretary, 9333 Balboa Avenue, San Diego, CA 92123 or by e-mail to CorporateSecretary@Cubic.com. All communications will be promptly relayed to the appropriate directors. The Corporate Secretary will coordinate responses, if any.

EXECUTIVE OFFICERS

            In addition to the Directors who are executive officers, the following executive officers also serve at the pleasure of the Board:

            Bradley H. Feldmann, 51.    Mr. Feldmann is President and Chief Operating Officer of Cubic Corporation. He was named to the position in January 2013 and continues his role as the President of the companies comprising the Cubic Defense Systems (CDS) segment, a role he assumed in 2008. From 1989 to 1999, he held progressively responsible positions with CDS including Senior Vice President and Chief Operating Officer (COO). From 1999 to 2000, Mr. Feldmann served as Senior Corporate Vice President and COO at Comptek Research Inc. From 2000 to 2004, he served as Executive Corporate Vice President and President of ManTech International Information Technology Group. From 2005 to 2006, Feldmann was President and CEO of U.S. Protect Corporation, and from 2006 to 2008, he served as COO of OMNIPLEX World Services Corporation.

            John D. Thomas, 59.    Mr. Thomas is an Executive Vice President and Chief Financial Officer of Cubic Corporation. He was appointed to the position in January 2013. In this role, Mr. Thomas is responsible for all aspects of the company's financial strategies, processes and operations, including corporate development, risk management, investor relations, and corporate communications. Prior to his current position, Mr. Thomas served as Senior Vice President Finance and Corporate Development since June 2012. He has played a critical role in helping to build the company through multiple acquisitions that have significantly diversified the company and have been instrumental in helping to make the company a leader in its three main operating business units, Cubic Transportation Systems (CTS), Mission Support Services (MSS) and Cubic Defense Systems (CDS). In addition, he was instrumental in structuring and negotiating the largest contract in the company's history for the Prestige (Oyster) smart card ticketing contract with Transport for London and other partners. He was Vice President Finance since 1994 and also Vice President Corporate Development since 2008. He has held a variety of corporate management positions with the company since 1980. Prior to joining Cubic, he held positions with Aramark Corporation and Crocker Bank.

            Jimmie L. Balentine, 69.    Mr. Balentine is an Executive Vice President of Cubic Corporation. He was named to the position in March 2013 and continues to serve as the President of the companies comprising the MSS segment, a role he assumed in 2003. Mr. Balentine is responsible for the development, management, and execution of Cubic's defense services business, worldwide. Mr. Balentine has in-depth experience in all aspects of providing services and operations support to meet government requirements. He has more than 28 years of related senior corporate experience ranging from program manager through senior executive levels of management. He joined Cubic in 1994 when Cubic acquired Titan Corporation's Applications Group, where he served as general manager of the group's largest operating division. Prior to joining Titan in 1987, he worked for the Logicon Corporation for five years as a business developer, program manager, and division general manager. He has managed Cubic's government services business since September of 2002. Mr. Balentine served more than 23 years on active duty in the U.S. Army. As a commissioned officer he held key command and staff positions in organizational size from company through division levels, as well as in Special Operations Forces worldwide. He also served in key staff positions at Department of the Army and Joint Theater Command levels.

            Stephen O. Shewmaker, 62.    Mr. Shewmaker is an Executive Vice President of Cubic Corporation. He was named to the position in January 2013 and continues to serve as the President of the companies comprising the CTS segment, a role he assumed in 2008. He is a recognized international transit executive who has over 21 years of experience in the mass transit ticketing industry. He has worked with Cubic's CDS and CTS segments from 1982 to 2002 and 2006 to the present. Mr. Shewmaker was Chairman of TranSys, Ltd., a joint venture in the U.K. which managed the Prestige (Oyster) smart card ticketing contract with Transport for London and other partners. Cubic, along with Hewlett Packard, are the two major shareholders of TranSys. From 2003 to 2006, Mr. Shewmaker was Senior Vice President for Thales Transportation Systems. U.S. markets of interest for Thales included mass transit automatic fare collection, fleet management systems, toll road and parking revenue collection systems, advanced security systems, and managed services contracts related to transportation

            James R. Edwards, 61.    Mr. Edwards is a Senior Vice President, General Counsel and Secretary of Cubic Corporation. He was appointed to the position in June 2012. Prior to his current position, he was Vice President General Counsel and Secretary since January 2012. He joined Cubic in February 2008 as the Vice President, General Counsel and Secretary of Cubic's CTS segment. Prior to joining Cubic, Mr. Edwards served as Senior Vice President and General Counsel of Kratos Defense, Senior Legal Counsel for Qualcomm Incorporated, Vice President, General Counsel and Secretary of General Atomics, and General Counsel and Secretary of Logicon, Inc.

            Mark A. Harrison, 55.    Mr. Harrison is Senior Vice President and Corporate Controller of Cubic Corporation. He was appointed to the position in June 2012. His prior roles at Cubic include Vice President and Corporate Controller from 2004 to June 2012, Vice President—Financial Planning and Accounting from 2000 to 2004, and Assistant Corporate Controller and Director of Financial Planning from 1991 to 2000. Since 1983, Mr. Harrison has held a variety of financial positions with Cubic. From 1980 to 1983 he was a Senior Auditor with Ernst & Young.

            Gregory L. Tanner, 54.    Mr. Tanner is the Treasurer of Cubic Corporation and has served in this role since 2007. He was Assistant Treasurer from 1998 to 2007 and joined Cubic's Treasury Department in 1990.

 BOARD COMMITTEES

Audit and Compliance Committee

            In fiscal year 2012 all Independent Directors were members of this Committee which met eight times. Each member is independent as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual, Section 10A-3 under the Securities Exchange Act of 1934, as amended, and in our Corporate Governance Guidelines and is financially literate. Mr. Blakley is our Audit Committee Financial Expert and has extensive accounting experience.

            The Committee oversees the Company's financial reporting process. It is responsible for the appointment, retention and termination of the independent auditors and their compensation. It resolves any disputes between management and the auditors. It pre-approves all audit and non-audit services according to a written plan and budget submitted by the auditors. It meets at least quarterly with the auditors and reviews their periodic reports. The Committee discusses with the auditors the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

            No Independent Director has been a member of an audit committee of any other publicly-held company except Mr. Blakley who is Chair of an audit committee for a publicly held real estate investment trust. The trust is unrelated to Cubic and its subsidiaries and does not present any conflicts of interest for Cubic or the industry in which it operates.

Report of the Audit and Compliance Committee

            The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

            The Committee selected Ernst & Young LLP as the independent registered public accountants ("Accountants") of the Company for fiscal year 2012. The Committee has reviewed and discussed with management and the Accountants the audited financial statements of the Company for the fiscal year ended September 30, 2012. The Committee has also discussed with Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, or the Codification of Statements on Auditing Standards, AU Section 380, and has received from Accountants the written disclosures and the letter required by the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees), and has discussed with Accountants their independence.

            Based on its review of the audited financial statements for fiscal year 2012 and its discussions with management and the Accountants, the Committee recommended to our Board of Directors that the 2012 audited financial statements be included in the Company's Annual Report on SEC Form 10-K.

Audit and Compliance Committee Bruce G. Blakley, Chairman Edwin A. Guiles Dr. Robert S. Sullivan Dr. John H. Warner, Jr.

Executive Compensation Committee

            The Committee members are Dr. Robert S. Sullivan, Chairman, Bruce G. Blakley and Edwin A. Guiles. The Committee met three times during fiscal 2012. Each of the members of the Committee is independent as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Compensation Committee Interlocks and Insider Participation

            During fiscal year 2012, Dr. Sullivan and Messrs. Blakley and Guiles did not serve either as a director or as a member of the compensation committee of any other entity whose executive officers served either as a director or as a member of the Executive Compensation Committee of the Company. Therefore, there were no "interlocks" with other companies within the meaning of the proxy rules of the Securities Exchange Commission. No member of the Committee is a former or current officer or employee of Cubic or any of its subsidiaries. See also the section "Executive Compensation and Other Information" later herein.

Nominating and Corporate Governance Committee

            The Committee members are Dr. John H. Warner, Jr., Chairman, and Dr. Robert S. Sullivan. The Committee held one meeting during fiscal 2012. The Committee's policy is to consider recommendations of shareholders which are received by the Corporate Secretary at least 120 days prior to one year from the date of the mailing of Notice of the previous annual meeting of shareholders. Recommendations of candidates who have at least 20 years of management and defense or transportation industry experience with a company with sales of at least 75% of that of Cubic, or who could bring appropriate diversity to the Board, or who possess other relevant qualifications (for example finance and accounting, marketing) would be preferred. If a vacancy in the Board occurs, the Committee seeks recommendations from the Board and senior management personnel. The Committee will also review any security holder recommendations on file. It screens and personally interviews appropriate candidates. Selected candidates may meet with additional Board members, certain members of management and the Chairman of the Board. The Committee evaluates responses and recommends to the full Board the name of any candidate it feels should become a nominee for election or appointment.

            The governance responsibilities of the Committee include tracking important legal and regulatory changes and new concepts in entity governance. Additionally, it is advised concerning the ethics and compliance training activities companywide supervised by the Senior Counsel, Ethics and Compliance and the Human Resources department.

            In conjunction with the Audit and Compliance Committee and the Board, the Committee also addresses our legal compliance efforts in certain complex areas, such as export control, antitrust and foreign corrupt practices. It also oversees supervisor training topics. In conjunction with the Audit and Compliance Committee and the Board, it is cognizant of enterprise risk. In its analysis, enterprise risk does not necessarily include the hundreds of risks which, if encountered, could be mitigated without substantial harm to our business segments. Instead, the concern is to identify, and have a plan to respond to, those few issues which could seriously impact our, or one of our material divisions', short or long term ability to continue normal operations.

Risk Management

            The Audit Committee reviews and approves the procedures adopted and conclusions reached by our management Enterprise Risk Group ("ERG") and discusses with the chair of the ERG, or the ERG itself, major risk exposures and the steps that have been taken to monitor and control such exposures.

            Matters of risk management are brought to the attention of the Audit Committee by the General Counsel, who chairs the ERG, and the Director of Internal Audit. The ERG reviews and assesses perceived risks to the enterprise as a whole and its three major subsidiaries. It works with relevant managers and develops mitigation and remediation plans. Periodic reports are made.

            We have an ERG for the parent company and sub-groups for each of our major subsidiaries. Each group, led by the Chair, consists of its senior officers who meet periodically to identify, assess and rank the perceived severity of risks unique to their businesses. Appropriate mitigation plans and training will be implemented. To date, the ERG has not identified any risks, capable of control, which it believes cannot be reasonably controlled.

ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

            The Board is seeking your approval, on an advisory basis, of the compensation of our executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and other related tables and disclosure. Accordingly, the Board recommends that you vote "FOR" the following resolution:

                "Resolved, that the compensation of Cubic's executive officers during fiscal year 2012, as described in its proxy statement for its 2013 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis and other related tables and disclosure, is hereby approved."

            This proposal, commonly known as a "Say on Pay" proposal, gives you the opportunity to express your views on the Company's executive compensation practices. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. At our 2012 Annual Meeting, shareholders approved our Executive Compensation policies by a strong majority (99%: 22,916,980 in favor, 115,069 against, and 29,498 abstained). We currently expect to bring a similar proposal to you at each annual meeting of shareholders.

            As described more fully in the Compensation Discussion and Analysis herein, the Company evaluates executive officer compensation in several different ways, including reviewing market survey compensation data, reviewing customized compensation information for companies of comparable size and complexity and receiving advice and recommendations from the Chief Executive Officer. These multiple bases of review and evaluation ensure that our executive compensation is competitive yet closely tied to each executive officer's performance. Additionally, the Company's formula bonus program recognizes and rewards the success of executives who manage performance to achieve the short-term goals set for them every year by the Company and the Executive Compensation Committee.

            The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that the Company's executive compensation policies are balanced, appropriately focused on pay for performance principles, aligned with the long-term interests of our shareholders, and enable the Company to attract and retain experienced senior executives.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

            This Compensation Discussion and Analysis describes the Company's compensation philosophy and the objectives of the Company's compensation program for its executive officers, including the Named Executive Officers listed in the Summary Compensation Table below (the "NEO"s) and how the Executive Compensation Committee oversees the executive compensation program. This Compensation Discussion and Analysis also describes the compensation determination process for fiscal year 2012 and how each element of compensation was determined.

Overview and Objectives of Executive Compensation Program

            The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that the Company's executive compensation policies are balanced, appropriately focused on pay for performance principles, aligned with the long-term interests of our shareholders, and enable the Company to attract and retain experienced senior executives.

            As described more fully in this Compensation Discussion and Analysis, the Company evaluates executive officer compensation in several different ways, including reviewing market survey compensation data, reviewing customized compensation information for companies of comparable size and complexity and receiving advice and recommendations from the Chief Executive Officer. These multiple bases of review and evaluation ensure that our executive compensation is competitive yet closely tied to each executive officer's performance. Additionally, the Company's formula bonus program recognizes and rewards the success of executives who manage performance to achieve the short-term goals set for them every year by the Company and the Executive Compensation Committee.

            We presently have two elements in our executive compensation plan: base salary and an annual performance bonus. There were no equity awards to our NEOs during fiscal year 2012. However, Towers Watson, the Executive Compensation Committee's independent compensation consultant, has been advising the Executive Compensation Committee regarding equity awards to our executive officers during fiscal year 2013 and beyond, as an incentive for selected individuals to lead the Company in achieving long-term goals.

Setting Executive Compensation—Role of the Executive Compensation Committee and Management

            The Executive Compensation Committee is responsible for overseeing our executive compensation program for all elected corporate principal officers, including the NEOs, for the senior officers of the Company's major business units and for our Independent Directors, as well as determining and approving ongoing compensation arrangements for our NEOs. In making its decision, the Executive Compensation Committee receives, reviews, and acts on recommendations from the Chief Executive Officer ("CEO") regarding salary and bonus compensation for all elected corporate principal officers including the NEOs and for the senior officers of its major business units. Our human resources department assists the CEO in the formulation of compensation recommendations to the Executive Compensation Committee, and other executive officers may provide relevant input. It evaluates and approves these compensation elements annually. It receives input from the CEO on his salary and bonus expectations, but acts independently to set such amounts. If relatives of any Director or elected corporate principal officer are also employees of the Company or any subsidiary, the Committee also reviews salary and bonus recommendations for such individuals.

Role of Compensation Consultant and Comparable Company Information

            Our Executive Compensation Committee has not historically established compensation levels based on benchmarking. Our Executive Compensation Committee has instead relied upon the judgment of its members in making compensation decisions after reviewing our performance and carefully evaluating an NEO's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.

            However, in order to attract, retain and motivate senior executives, our annual compensation evaluation process does include a review of the salary and bonus practices of organizations of similar size, in comparable industries, and concerning individuals with relevant responsibilities and experience. The CEO and our human resources department support their recommendations regarding executive compensation with this competitive market data. For fiscal year 2012, executive compensation levels by job category were reviewed in the context of industry survey data provided by two independent consulting firms (Radford and Mercer), which surveys were subscribed to by our human resources department (which survey data is not customized for the Company). The companies included in these surveys have both a regional and national focus. Together, these surveys included data from approximately 2,200 companies and included data regarding both executive and non-executive salaries, bonuses and equity compensation. We do not instruct the providers of this data to significantly vary their reports from a standard format, the identities of the individual companies included in the surveys were not provided to the Executive Compensation Committee, and the Executive Compensation Committee did not refer to individual compensation information for such companies. Our objective is to obtain data from a broad spectrum of technology and defense companies and also from public companies of similar size in sales. Historical compensation for the individual is also considered. Commonly, annual executive salary adjustments are modest and in line with cost of living considerations.

            While the Executive Compensation Committee reviewed the foregoing comparable company data in connection with its determinations of the fiscal year 2012 base salaries and target bonuses for our NEOs, the Executive Compensation Committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine NEO compensation. Instead, as described above and consistent with past practice, the Executive Compensation Committee members relied on their judgment and experience in setting those compensation levels and making those awards. We expect that the Executive Compensation Committee will continue to review comparable company data in connection with setting the compensation we offer our NEOs to help ensure that our compensation programs are competitive and fair.

            The Executive Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. During fiscal year 2012, the Executive Compensation Committee independently engaged and received advice from, and separately compensated, Towers Watson. Towers Watson provided the Executive Compensation Committee with advice regarding senior executive compensation and Independent Director compensation. Towers Watson was asked to survey similarly sized companies in similar businesses in respect of senior executive positions and responsibilities, taking into account the range of salary and bonus compensation without reference to perquisites and equity-based or related awards. It was also asked for input concerning Independent Director compensation. Towers Watson's services during fiscal year 2012, however, related to setting compensation for fiscal year 2013 and beyond and designing a new long-term equity incentive award program.

            As part of its review, Towers Watson prepared an independent assessment of competitive compensation levels and incentive practices for the Company's senior executive positions for fiscal year 2013 and beyond. The review was based on the Radford and Mercer published survey data provided by our human resources department as well as proxy disclosures by a select group of relevant peer companies. The peer companies were selected by Towers Watson with review and input by the Executive Compensation Committee and senior management based on industry sector, size and performance. The objective was to have a group of companies sufficient in size and relevance to provide meaningful assessments of compensation levels and practices. The peer group of companies was also used in fiscal year 2012 in setting Independent Director Compensation, as described above under "The Board of Directors—Director Compensation." The peers included the following 15 defense and technology companies.

    AeroVironment, Inc.
    Ansys, Inc.
    CACI International, Inc.
    Ducommun Inc.

    Esterline Technologies Corp.
    HEICO Corp.
    iGATE Corporation
    Kratos Defense & Security Solutions, Inc.
    ManTech International Corporation
    Moog Inc.
    NCI, Inc.
    Teledyne Technologies Inc.
    Teradata Corporation
    Unisys Corporation
    ViaSat, Inc.

            Because management and the Board believe our compensation policies are not reasonably likely to result in the incurrence of a material adverse financial or other effect, we have not had a policy requiring a return ("claw back") of bonus payments if our financial statements were required to be restated. Moreover, we believe our compensation policies and practices have not and will not impact our risk management objectives and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Response to the 2012 Say on Pay Vote

            In February 2012, we held a say-on-pay vote, and our shareholders overwhelmingly approved the compensation of our NEOs, with over 99% of shareholder votes cast in favor of our 2012 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after this date, we were mindful of the strong support our shareholders expressed for our compensation philosophy. Following its annual review of our executive compensation practices following the annual meeting, the Executive Compensation Committee decided generally to retain the approach to executive compensation it had previously adopted for fiscal year 2011.

Fiscal Year 2012 Executive Compensation Decisions

            The amount of each element of pay is determined annually taking into account factors including market rates of pay for each position, the alignment of duties as compared to market descriptions, individual performance and contribution and the overall performance of the Company versus objectives (see below for specific target description). A description of the executive compensation decisions with respect to fiscal year 2012 compensation for the NEOs is set forth below.

    Base Salary

            Base salaries for our executives are established based on individual factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive market compensation and the overall market demand for such executives at the time the respective employee agreements are negotiated. As with total executive compensation, we believe that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities, although we have not historically benchmarked executive base salaries against a specific market comparison group. An executive's base salary is also evaluated together with components of the executive's other compensation to ensure that the executive's total compensation is consistent with our overall compensation philosophy.

            In November 2011 the Executive Compensation Committee reviewed the base salaries of the NEOs and determined, after consultation with the CEO (with respect to the salaries of the other NEOs) and a review of the comparable company information described above, determined to increase the base salary of each NEO by 5% over the fiscal year 2011 levels. The fiscal year 2012 base salaries for each of the NEOs are reflected in the Summary Compensation Table below.

    Annual Incentives

            Our executive compensation program includes eligibility for an annual performance-based cash bonus for all executives. Our annual bonuses emphasize pay-for-performance by providing our executives with the opportunity to receive performance bonuses based on corporate performance relative to those measures which are determined by the Executive Compensation Committee to be most likely to enhance shareholder value.

            For fiscal year 2012, each NEO had a target bonus of 50% of salary. There is a floor of 10% of salary and a ceiling of one and one-half times the target bonus.

            For fiscal year 2012, the NEOs were eligible to receive a fiscal year 2012 bonus if the financial performance of the Company met selected goals with relationship to sales, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), return on net assets and earnings per share. The various performance objectives under the annual bonus plan are weighted depending on the Executive Compensation Committee's belief regarding the suitability of emphasis of each factor for that year's performance. The fiscal year 2012 bonus formula identified the major bonus element as earnings per share ("EPS"). The Executive Compensation Committee selected this element as the most heavily-weighted under the plan because the Company believes EPS to be a principal driver of the attractiveness of an equity investment in the Company. For our fiscal year 2012 bonus plan, no leeway was provided to adjust goal amounts or percentage allocations depending on actual performance and the annual bonus determination was purely formulaic. We anticipate that the fiscal year 2013 annual bonus plan will be similar.

            As the table below illustrates, each of the goals (except for return on net assets which does not change from year to year) is in excess of the Company's goals in these categories for fiscal year 2011. Target levels have usually been set to require attainable increases over the prior year's goals, neither very aggressive nor easy to achieve. The Executive Compensation Committee and management believe this approach specifically eliminates risk-taking business management tactics especially because failure to attain any target cannot be controlled by only a few individuals and it penalizes all participants.

Performance measures (In thousands, except per share data)	2011 Target	2011 Actual (as restated)	2012 Weighting %	2012 Target	2012 Actual	2012 % of Salary Earned
Sales	$1,233,000	$1,295,581	10%	$1,325,000	$1,381,495	6.07%
Adjusted EBITDA(1)	$116,800	$135,849	10%	$120,000	$150,879	7.50%
Return on Net Operating Assets	30.0%	61.7%	30%	30.0%	49.3%	22.50%
Earnings Per Share	$2.40	$3.13	50%	$2.60	$3.44	37.50%

					Total	73.57%

(1)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP performance measure management uses that excludes income taxes, capital structure related expenses, non-operating income and expenses and depreciation and amortization. The following is a reconciliation of Adjusted EBITDA to net income:

	Years Ended September 30,
In thousands	2012	2011
		(As Restated)
Reconciliation:
Net income attributable to Cubic	$91,900	$83,594
Add:
Provision for income taxes	38,183	32,373
Interest expense, net	(1,444)	(1,107)
Other income, net	(821)	(1,662)
Noncontrolling interest in income of VIE	204	310
Depreciation and amortization	22,857	22,341

Adjusted EBITDA	$150,879	$135,849

              The annual bonus formula for fiscal year 2012 provided that, for each 1% achievement above a performance goal, the bonus amount attributable to that performance goal would be increased by 2.5% to a maximum of an additional 50% of that portion of the bonus amount at an achievement of 20% above the performance goal. For each 1% shortfall in a performance goal the bonus amount attributable to that performance goal would be decreased by 3%, 4.5% or 5% (depending on the amount of shortfall) so that 75% achievement of any performance goal would result in no bonus award for that goal. Each of the 2012 goals were exceeded, some by substantial percentages, as described in the table above. The overall weighted percentage achievement relative to all performance goals for fiscal year 2012 was 147.15%, which percentage was then multiplied by each NEO's target bonus to determine his final fiscal year 2012 annual bonus. Each NEO's fiscal year 2012 annual bonus award is disclosed in the Summary Compensation Table below.

    Equity Awards

            The Company does not offer sponsored equity arrangements to its NEOs, although it intends to do so during fiscal year 2013.

    Deferred Compensation Plan

            Certain of the NEOs participate in the Cubic Corporation Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"). For more information, please see the Nonqualified Deferred Compensation table below.

    Retirement Benefits

            All of our regular employees, including our NEOs, who meet certain defined requirements, may participate in our 401(k) plan. 401(k) matching payments and Profit Sharing Plan participations are equally available to all eligible employees. The Profit Sharing payment does not significantly fluctuate from year-to-year and has been typically about 8.5% of eligible U.S. payroll, although there is no guarantee that it will be set at that level or that such allocation will be made at all in the future. The value of the Company's contributions on behalf of the NEOs during fiscal year 2012 is set forth in the Summary Compensation Table below.

            Certain of the NEOs are also participants in the Cubic Corporation Pension Plan (the "Pension Plan"), which plan was frozen as of December 31, 2006. For more information, please see the Pension Benefits table below.

    Other Benefits

            The few additional perquisites offered to senior executives are modest and are not considered by the Committee to be material elements of individual compensation. These include annual physical examinations, term life insurance, an auto allowance, and for Walter J. Zable included an annual amount for personal estate planning services and a club membership. The value of these benefits, to our NEOs is set forth in the Summary Compensation Table below. Our Executive Compensation Committee periodically reviews the levels of perquisites and other personal benefits to the NEOs to ensure they fit within the Company's overall compensation philosophy.

    Severance and Change in Control Benefits

            The Board has approved severance and change in control arrangements in which our NEOs participate to provide for certain severance benefits in the event that a NEO's employment is involuntarily or constructively terminated, including in connection with a change in control. The Company recognizes the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of our management team on the Company's affairs, all NEOs are entitled to receive severance payments under their employment agreements upon a termination by the Company without cause. The Company believes that reasonable severance benefits for its executive officers are important because it may be difficult for its executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide enhanced benefits in the event of an involuntary termination or a constructive termination within 3 months before or 24 months after a change in control as a means of reinforcing and encouraging the continued attention and dedication of our executives to their duties of employment without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change in control. The Company believes that the interests of shareholders will be best served if the interests of its executive officers are aligned with them, and providing these change in control benefits should eliminate, or at least reduce, the reluctance of the Company's executives to pursue potential change in control transactions that may be in the best interests of shareholders.

            Our Transition Protection Plan (the "Protection Plan"), under which the foregoing change in control severance benefits are provided, also assists in the retention and attraction of senior individuals by reducing their concern for financial security in the event of a job loss in connection with a change of control. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Executive Compensation Committee when determining NEO compensation, the decision to offer these benefits did not influence the Executive Compensation Committee's determinations concerning other direct compensation or benefit levels.

            The terms of these severance arrangements are described below under "Potential Payments Upon Termination or Change in Control".

    Deductibility of Executive Compensation

            As part of its role, the Executive Compensation Committee reviews and considers the deductibility of the Company's executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation is excluded from the limit so long as it meets certain requirements.

            In its review and establishment of compensation programs and awards for our NEOs, the Executive Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as a factor in assessing whether a particular compensatory arrangement is appropriate, particularly in light of the goals of maintaining a competitive executive compensation system generally (i.e., paying for performance and maximizing shareholder return).

            We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the shareholders, after taking into consideration changing business conditions or the officer's performance.

    Executive Compensation Committee Report

            The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

            The Executive Compensation Committee makes recommendations to the Board concerning the compensation of the Company's executives. We have reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2012 and in the Company's Proxy Statement for its 2013 Annual Meeting of Shareholders. The Board approved our recommendation.

                      Executive Compensation Committee
                      Dr. Robert S. Sullivan, Chairman
                      Bruce G. Blakley
                      Edwin A. Guiles

 Summary Compensation Table

            The following table shows the compensation for the three fiscal years ended September 30, 2012, 2011 and 2010 earned by the NEOs.(1)

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Non-Equity Incentive Plan Compensation(2) $	Change in Pension Value(3) $	All Other Compensation(4) $	Total $
Walter J. Zable(5)	2012	621,840	—	444,168	—	95,320	1,161,328
Former President and	2011	787,500	—	681,219	—	97,402	1,566,121
Chief Executive Officer	2010	750,000	—	528,283	—	100,344	1,378,627
William W. Boyle(5)	2012	620,500	—	456,521	51,107	31,591	1,159,719
Chief Executive Officer	2011	591,000	—	426,032	34,005	33,053	1,084,090
	2010	562,400	—	396,142	37,321	33,703	1,029,566
Walter C. Zable	2012	463,000	—	340,643	34,143	59,356	897,142
Executive Chairman	2011	441,000	—	317,902	—	46,414	805,316
	2010	420,000	—	295,838	10,156	33,971	759,965
John D. Thomas(5)	2012	412,000	—	303,121	37,043	40,398	792,562
Executive VP and	2011	392,500	—	282,940	—	39,286	714,726
Chief Financial Officer	2010	360,000	—	253,576	12,822	38,619	665,017
Mark A. Harrison	2012	347,500	—	255,666	59,739	39,009	701,914
Senior VP and	2011	331,000	—	238,607	10,656	38,691	618,954
Corporate Controller	2010	315,000	—	221,879	31,391	37,841	606,111

(1)
During fiscal years 2010, 2011, and 2012 there were no stock or option awards to any NEO. Additionally, the amounts shown as earnings during fiscal year 2012 in the Nonqualified Deferrred Compensation table later herein are not included in the Summary Compensation Table above because they are not above market or preferential.

(2)
Represents amounts paid under our annual incentive program. The amounts for fiscal years 2011 and 2010 were previously reported under the "Bonus" column, but the Company has determined that such amounts should properly be reported as "Non-Equity Incentive Plan Compensation" and has reported them accordingly in the table above.

(3)
Amounts represent solely the change in the actuarial present value of the accumulated benefit under the pension plan that was frozen at December 31, 2006 and does not represent a change in the benefit to be paid to the executive. The change in pension value is the estimated year-over-year change in the present value, including: a) change in discount rate assumption; b) passage of time and; c) changes in demographics. Where amounts are negative, they are shown as zero in the table. Negative amounts were as follows: for Walter J. Zable, $91,505, $10,207 and $17,119, in 2012, 2011 and 2010, respectively; for Walter C. Zable, $14,876 in 2011; for John D. Thomas, $9,216 in 2011. The amounts were computed using the same assumptions we used for financial statement reporting purposes. See "Pension Benefits" herein.

Additionally, the amounts shown as earnings during fiscal year 2012 in the Nonqualified Deferred Compensation table, later herein, are not included in the Summary Compensation Table above because they are not above market or preferential.

(4)
See following table for detail.

(5)
In June 2012, Walter J. Zable passed away. Our board of directors appointed William W. Boyle, our Executive Vice President and Chief Financial Officer, to also serve as our Interim President and Chief Executive Officer. In January 2013, our board of directors named William W. Boyle as Chief Executive Officer and promoted John D. Thomas from Senior Vice President—Finance & Corporate Development to Executive Vice President and Chief Financial Officer.

All Other Compensation—Detail

Name	Fiscal Year	Life Insurance Premiums(1) $	Profit Sharing and 401(k) Match(2) $	Car Allowance/ Value of Lease Payments $	Personal Travel(3) $	Other $		Total $
Walter J. Zable	2012	—	—	9,783	—	85,537	(4)	95,320
	2011	—	20,825	8,275	—	68,302	(4)	97,402
	2010	—	20,825	8,500	—	71,019	(4)	100,344
William W. Boyle	2012	—	28,750	2,841	—	—		31,591
	2011	—	28,175	2,800	—	2,078	(5)	33,053
	2010	—	28,175	4,800	—	728	(5)	33,703
Walter C. Zable	2012	7,732	21,250	11,155	16,710	2,509	(5)	59,356
	2011	4,018	20,825	10,570	9,565	1,436	(5)	46,414
	2010	4,018	20,825	8,400	—	728	(5)	33,971
John D. Thomas	2012	2,618	28,661	7,200	—	1,919	(5)	40,398
	2011	2,618	28,579	7,200	—	889	(5)	39,286
	2010	2,618	28,094	7,200	—	707	(5)	38,619
Mark A. Harrison	2012	1,400	28,750	7,200	—	1,659	(5)	39,009
	2011	1,400	28,256	7,200	—	1,835	(5)	38,691
	2010	1,400	28,521	7,200	—	720	(5)	37,841

(1)
Optional executive life insurance premiums.

(2)
Includes Company portion of 401(k) and Profit Sharing Plan contributions provided to all eligible employees.

(3)
Value of personal travel on Company aircraft, computed in accordance with SEC guidelines.

(4)
For 2010 includes a required pension plan payment of $63,088 and $7,931 for estate planning services and a club membership. For 2011 includes a required pension payment of $55,324, estate planning services of $9,653, a club membership and other items of $3,325. For 2012, includes a required pension payment of $41,493, home health care of $41,073, a club membership and other items of $2,971.

(5)
Miscellaneous items under $3,000 per year.

Grants of Plan-Based Awards
Fiscal Year 2012

            The following table reflects the non-equity incentive plan awards to the NEOs during fiscal year 2012. During fiscal year 2012, there were no stock or option awards to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Number of Threshold $	Target $	Maximum $
Walter J. Zable	2/23/2012	62,184	310,920	466,380
William W. Boyle	2/23/2012	62,050	310,250	465,375
Walter C. Zable	2/23/2012	46,300	231,500	347,250
John D. Thomas	2/23/2012	41,200	206,000	309,000
Mark A. Harrison	2/23/2012	34,750	173,750	260,625

(1)
Non-equity incentive plan awards consist of annual incentive awards payable under our fiscal year 2012 annual incentive program. For more information about the Company's annual incentive program, please see "Elements of the Executive Compensation Program—Annual Incentive Program" above.

Pension Benefits
Fiscal Year 2012

            The following table sets forth the present value of accumulated benefits under the Pension Plan for the NEOs and the payments under the Pension Plan to Walter J. Zable during fiscal year 2012.(1)

Name	Number of Years Credited Service	Present Value of Accumulated Benefit Under Life Annuity Election(2)$	Payment During Last Fiscal Year $
Walter J. Zable	62	54,205	41,493	(3)
William W. Boyle	29	526,046	—
Walter C. Zable	49	481,414	—
John D. Thomas	32	375,725	—
Mark A. Harrison(4)	29	339,577	—

(1)
The Pension Plan was frozen as of December 31, 2006; no additional benefits accrue after that date. The purpose of the Pension Plan was to provide a modest monthly retirement benefit, to supplement social security payments, for eligible full-time U.S. employees who have completed one year of service with the Company. The Company has not granted extra years of credited service to any employee. The full benefit is available, upon retirement, to any eligible employee who (a) has attained age 65, or (b) is between age 55 and 64 and whose combined age and number of years of service equals 85. A reduced benefit is available at or after age 55 through age 64 if the employee has at least five years of service. The annual benefit is determined by adding total salary and bonus (not exceeding the ERISA cap in any year) during the time of participation and multiplying the sum by 3/4ths of 1%. Benefits are paid monthly. The monthly amount will vary based upon the form of benefit selected, e.g. a life annuity or a joint and 50% survivor annuity.

(2)
The present value of the accumulated benefit is determined by the projected unit credit method in a manner consistent with that used, and based on the same assumptions used, for financial reporting purposes set forth in Note 14 of the Notes to Consolidated Financial Statements contained in the 2012 Form 10-K, except retirement age has been assumed to be the normal retirement age under the Pension Plan. The interest rate used for computing present value was 4.05% and includes the following material assumptions: (a) retirement at the plan's stated normal retirement date, or the earliest age at which benefits are unreduced, if earlier, (b) mortality taken from RP 2000 with projection to 2026. Pension Plan contributions are distributed among various funds held by an insurance company.

(3)
Mr. Walter J. Zable received distributions totaling $41,493 under the Pension Plan in fiscal year 2012, as required by Internal Revenue Service rules.

(4)
Mr. Harrison, who at September 30, 2012, was age 55 and had 29 years of credited service, is eligible for early retirement benefits. Had he received his benefits under the Pension Plan as a lump sum, his early retirement benefits would have been $356,069.

Nonqualified Deferred Compensation
Fiscal Year 2012

            The following table sets forth certain information regarding the participation in the Deferred Compensation Plan by our NEOs for the 2012 fiscal year.(1)

Name(2)	Executive Contributions in FY 2012(3) $	Aggregate Plan Earnings in FY 2012(4) $	Aggregate Withdrawals/ Distributions $	Aggregate Plan Balance at End of FY 2012(5) $
William W. Boyle	—	7,751	—	382,254
John D. Thomas	131,588	21,834	—	1,129,337
Mark A. Harrison	188,607	13,440	—	692,703

(1)
The amounts shown have been deferred (and not presently taxed) and other than plan earnings have also been reported herein as compensation. The Deferred Compensation Plan permits selected key employees to defer (from time to time) up to 90% of their base salary and up to 100% of their bonus annually. These amounts are a general debt of the Company. The amounts earn interest at rates periodically set by the Secretary of the United States Treasury. The rate at the end of fiscal year 2012 was 1.75%. The Company makes no contribution to the Deferred Compensation Plan. Payment elections and withdrawals are permitted within guidelines established by the Internal Revenue Service. After retirement the participant may receive a lump sum payment or an annual distribution over 5, 10, 15 or 20 years. Annual revision of the selected payment method is regulated by Internal Revenue Service guidelines.

(2)
Walter J. Zable and Walter C. Zable have not participated in the Deferred Compensation Plan.

(3)
Amounts include salary deferrals during fiscal year 2012 of $75,000 for Mr. Thomas and bonus deferrals credited to the NEO's account in fiscal year 2012, which were earned in fiscal year 2011 of $56,588 for Mr. Thomas; and $188,607 for Mr. Harrison. These amounts are also included in the Summary Compensation Table for the year in which they were earned.

(4)
These amounts are not reported as compensation in the Summary Compensation Table because the earnings are not above market or preferential.

(5)
Year-end balances consist of participant contributions and earnings on contributed amounts. All contributions have been included in the Summary Compensation Table for fiscal year 2011 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have been reported in Summary Compensation Tables for fiscal years 2010 and 2011 are $309,145 for Mr. Thomas; and $360,486 for Mr. Harrison.

 Potential Payments Upon Termination or Change in Control

General Severance Policy

            The Company has a severance policy (the "Severance Policy") applicable to many of its full time U.S.-based employees, including the NEOs. In the event of a Company-originated termination without cause, the eligible individual who has completed three years of employment with the Company is offered the opportunity to receive, in exchange for signing a general release, a lump sum payment of one week of base pay at their current rate for each 12-months of employment, and payment of medical and dental coverage under COBRA for up to 12 months. Outplacement consultation may be provided at the Company's discretion. In individual circumstances, an NEO may be offered alternative arrangements to be negotiated. These severance benefits are not offset by the Company's normal retirement benefits.

            The following table shows, for each of the NEOs who was employed as of the last day of fiscal year 2012, the payments to which such executive would have been entitled if his employment had been terminated by the Company without cause as of such date, including the number of weeks of base pay, to be paid in a lump-sum severance payment, to which such executive was entitled as of such date and the number of months of COBRA coverage the executive would have received and the approximate cost of that coverage. Other than the COBRA payments, the cash severance payments outlined in the table below would be paid to a NEO in addition to any payments under the Protection Plan, as described below, in the event his termination of employment by the Company without cause were to occur following a change in control.

	Lump Sum Payment
Name	# Weeks of Base Pay	Total(1) $	Cost of COBRA Payments(2) $	Total $
William W. Boyle	29	346,048	25,321	371,369
Walter C. Zable	49	436,288	23,301	459,589
John D. Thomas	32	253,538	23,301	276,839
Mark A. Harrison	29	193,798	15,681	209,479

(1)
Payable in a lump sum.

(2)
Represents 12 months of continued COBRA coverage.

Transition Protection Plan

            The Company's Board and the Company's shareholders adopted the Protection Plan in 2005, and the plan was amended in 2007. The Protection Plan is intended to be made available upon specific approval of an individual for participation in the Protection Plan by the CEO and the Executive Compensation Committee. It is intended to benefit selected principal officers and other selected key personnel. The CEO and the Executive Compensation Committee have approved participation in the Protection Plan by each of the NEOs.

            If there is any change of control of the Company (defined below), and within 13 months before or 24 months after such change in control, an NEO's employment terminates without good cause (as defined below), or the participant resigns for good reason (as defined below), then the Company would be obligated (i) to pay such person a monthly amount for 24 months computed as the immediately preceding five fiscal years' monthly average of salary and bonus and (ii) to continue for 18 months the participant's participation in those welfare plans of the Company in which such participant participated at the time of termination. In addition, all of an NEO's outstanding equity awards, if any, will vest upon any such termination and the post-termination exercise period of any outstanding options will be extended to twelve months (but no later than the original expiration date of the options). Miscellaneous additional benefits, including outplacement service, may also be provided. The Protection Plan, as amended, is Exhibit 10.2 to our SEC Form 10-K filed for the fiscal year ended September 30, 2007.

            A "change in control" occurs when a "person" acquires sufficient shares of our voting stock to elect a majority of our directors, assuming 90% of outstanding shares vote; a merger resulting in a substantial change in the directors; a sale of a substantial portion of the Company's assets; approval by our stockholders of a complete liquidation or dissolution of the Company; and, as to a participant who is an employee of one of our subsidiaries, a sale of a substantial portion of the assets of such subsidiary or a majority of the stock of such subsidiary to any party other than an affiliate of the Company.

            A termination "without good cause" occurs when there is any involuntary termination of employment without (i) a willful and continued failure of the employee to perform substantially his duties, or (ii) his gross negligence or breach of fiduciary duty involving personal profit, personal dishonesty or recklessness or (iii) his conviction or plea of no contest or guilty to state or federal felony criminal laws.

            A resignation "for good reason" occurs when the authority, duties, function or responsibilities of the employee are substantially reduced, his base salary is reduced, his bonus participation opportunity is reduced by more than 50%, his job location is substantially changed, the Company materially breaches the Protection Plan, the Company ceases to be publicly traded, or any failure by the Company to obtain assumption of the Plan by any successor or assign of the Company.

            Following termination, to receive monthly payments the executive must not breach the Company's proprietary information policy and must not interfere with the employees, customers or suppliers of the Company

            The welfare plans in which the executive would continue to participate are health insurance (COBRA) and dental insurance, each to the extent to which the executive participated prior to termination.

            In most cases, the entity making the payments would be the successor to Cubic Corporation.

            The following table shows, for each of the NEOs who was employed as of the last day of fiscal year 2012, the payments to which such executive would have been entitled if his employment had been terminated by the Company without good cause or he had resigned for good reason as of such date, and further assuming a change in control also occurred on such date. Other than the COBRA payments, the severance benefits outlined in the table below would be paid to an NEO in addition to any amounts payable under the Company's Severance Policy, as described above, in the event his employment was terminated without cause.

Change in Control Benefit Table(1)

Name	Fiscal Year 2012 Five-year Annual Average Salary & Bonus $	Qualifying Termination & Change-in-control Occurred on September 30, 2012(3) $	Cash Value of COBRA and other Insurance Benefits(4) $	Outplacement Benefit $	Total $
William W. Boyle	933,319	1,866,638	37,982	7,500	1,912,120
Walter C. Zable(2)	694,780	1,389,560	34,952	7,500	1,432,012
John D. Thomas	604,594	1,209,188	34,952	7,500	1,251,640
Mark A. Harrison	526,145	1,052,290	23,522	7,500	1,083,312

(1)
In unusual cases moving of household goods may also be reimbursed by the Company. Such amounts cannot be determined at this time.

(2)
Walter J. Zable did not participate in the Protection Plan.

(3)
Payable in 24 equal monthly installments.

(4)
Represents 18 months of continued COBRA and dental insurance, each to the extent to which the executive participated prior to termination.

Securities Authorized for Issuance Under Equity Compensation Plans

            The following coordinate table provides certain information with respect to all of the Company's equity compensation plans in effect as of the end of the 2012 fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders.	18,000	$28.85	4,465,125
Equity compensation plans not approved by security holders.	n/a	n/a	n/a
Total	18,000		4,465,125

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Related Persons

            The Charter of our Executive Compensation Committee requires it to review and approve the compensation of any persons related to any Director or Executive Officer. As a practical matter the Committee will also review any non-compensation transaction between the Company and its directors, senior officers and their relatives (there have been none to date).

            Consistent with SEC regulations and NYSE listing standards, a related person transaction is any transaction in which the Company was, is, or will be a participant, where the amount involved exceeds $120,000, and in which a related person had, has, or will have a direct or indirect material interest. A related person includes any director or executive officer of the Company, any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities, an immediate family member of any person described above; and any firm, corporation, or other entity controlled by any person described above.

            Each director and executive officer completes an annual questionnaire to identify related interests and persons.

            The following transactions this fiscal year have been determined by the Committee to be with "related persons" which have been appropriately reviewed and approved.

            Walter C. Zable's sister, Karen Cox, received a $65,100 salary and other compensation, and an entity owned by Mrs. Cox and her husband received $55,000. Both of these relationships have now terminated.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Based solely on a review of SEC Forms 3, 4 and 5, and amendments thereto, furnished to the Company during fiscal year 2012, and written representations received from our Directors and officers, no Director, Officer or beneficial owner of more than 10% of the Common Stock of the Company failed to file on a timely basis during the 2012 fiscal year the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except a Form 3 for Karen Zable Cox and a Form 3 for Zable QTIP Marital Trust dated 9/18/1978, The Survivor's Trust Created Under the Zable Trust Dated 9/18/1978, Walter J. Zable Special Trust Dated May 6, 2003, Zable Trust Dated September 18, 1978, Zable Reverse QTIP Marital Trust Dated 9/18/78 and Zable Non-QTIP Marital Trust Dated 9/18/78

which were filed 14 days late due to a system problem of the SEC EDGAR website that delayed issuance of EDGAR codes for the new filers.

CONFIRMATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

            Ernst & Young LLP has audited the Company's books and records since 1959 and continues as its auditors. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

            The Board is seeking your confirmation of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 30, 2013. Our organizational documents do not require that our shareholders confirm the selection of our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit Committee will investigate the reasons for rejection and reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is confirmed, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

            The aggregate fees billed in fiscal years 2012 and 2011, respectively, for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements and internal controls, the review of financial statements included in the Company's SEC Form 10-Q, and statutory audits of foreign subsidiaries and consultation on accounting matters were: $3,691,000 and $1,733,000.

Audit-Related Fees

            The aggregate fees billed in fiscal years 2012 and 2011, respectively, for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or financial statement review which are not reported under "Audit Fees" above were $82,000 and $12,000. These fees included assurance services for agreed upon procedures related to a contract with a customer and an employee benefit plan audit.

Tax Fees

            The aggregate fees billed in fiscal years 2012 and 2011, respectively, for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning were $129,000 and $55,000. These fees were primarily for statutory foreign annual tax returns and compliance.

All Other Fees

            In 2012, fees billed for other products and services provided by Ernst & Young totaled $8,000 and in 2011 were $2,000. These fees were for EY-online services.

Other Matters

            The Audit and Compliance Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services, up to specified amounts. Pre-approval may also be given as part of the Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Committee's members, but the decision must be reported to the full Committee at its next scheduled meeting. During fiscal years 2012 and 2011 the Committee did not waive any requirement for pre-approval of any services by Ernst & Young LLP. The Committee approved all auditor services and fees as required by laws in effect at the time the services were commenced.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

            Proposals of shareholders intended to be included in the Company's proxy statement and form of proxy relating to the Company's annual meeting of shareholders expected to be held in 2014 must be received by the Corporate Secretary, Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, no later than December 16, 2013, unless the date of the 2014 annual meeting of shareholders is changed by more than 30 days from the anniversary of the Company's 2013 annual meeting, in which case the deadline for such proposals will be a reasonable time before the Company begins to print and send its proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

            The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety (90) days prior nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice must be received not later than the ninetieth (90th) day prior to such annual meeting, or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. The bylaws specify the requirements as to form and substance of such shareholder notice. Details of such provisions of the bylaws may be obtained by any shareholder from the Secretary of the Company.

ANNUAL REPORT

            The Company's annual report for the fiscal year ended September 30, 2012 will be mailed to shareholders of record on or about March 19, 2013. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

            Any person who was a beneficial owner of the Company's common stock on the record date may request a copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of the Company at such date. Requests should be directed to Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, Attention: Corporate Secretary,

 SHAREHOLDERS SHARING THE SAME ADDRESS

            The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more shareholders reside. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of the Company's proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each shareholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, Attention: Corporate Secretary. The Company will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Shareholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to Cubic Corporation at the address above.

OTHER MATTERS

            The expense of preparing, printing and mailing the proxy materials and all other expenses of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Directors, Officers and regular employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

            Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgment.

By Order of the Board of Directors

James R. Edwards Secretary
March 19, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000162143_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Walter C. Zable 02 Bruce G. Blakley 03 William W. Boyle 04 Edwin A. Guiles 05 Dr. Robert S. Sullivan 06 Dr. John H. Warner, Jr. Cubic Corporation Attn: Investor Relations P.O. Box 85587 San Diego, CA 92186 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Confirm Ernst & Young LLP as independent public accountants of the Corporation for Fiscal Year 2013. 3 To approve, by non-binding vote, executive compensation. NOTE: In the discretion of the Directors, upon such other matters that may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000162143_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . CUBIC CORPORATION Annual Meeting of Shareholders April 16, 2013 11:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Walter C. Zable and William W. Boyle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CUBIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM, PST on April 16, 2013, at 9333 Balboa Avenue, San Diego, CA 92123, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and for each proposal. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side  Annual Meeting Admission Ticket Cubic Corporation Annual Meeting of Shareholders Cubic Corporation Headquarters 9333 Balboa Avenue San Diego, CA 92123 This Admission Ticket will be required to admit you to the meeting Please write your name and address in the space provided below and present this ticket when you enter Name: Address: City, State and Zip Code: Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.